TRITON INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS
AND DECLARES QUARTERLY DIVIDENDS

Hamilton, Bermuda – February 14, 2020 – Triton International Limited (NYSE: TRTN) ("Triton")

Highlights

•	Net income attributable to common shareholders was $77.2 million in the fourth quarter of 2019, or $1.07 per diluted share.

•	Adjusted net income was $77.5 million in the fourth quarter of 2019, or $1.07 per diluted share, a decrease of 14.4% per diluted share from the fourth quarter of 2018.

•	Net income attributable to shareholders was $339.0 million for the full year of 2019, or $4.54 per diluted share.

•	Adjusted net income was $341.7 million for the full year of 2019, or $4.57 per diluted share, an increase of 1.1% per diluted share from 2018.

•	Utilization averaged 95.8% for the fourth quarter of 2019 and averaged 96.9% for the full year 2019.

•
Triton repurchased 0.3 million common shares during the fourth quarter of 2019. Triton purchased 6.9 million common shares during the full year of 2019 and approximately 8.9 million shares have been repurchased since the inception of the program in August 2018.

•	Triton's Board of Directors announced a quarterly dividend of $0.52 per common share payable on March 27, 2020 to shareholders of record as of March 13, 2020.

Financial Results
The following table summarizes Triton's selected key financial information for the three and twelve months ended December 31, 2019 and December 31, 2018.

	(in millions, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Total leasing revenues	$331.2	$355.4	$1,347.3	$1,350.3

GAAP
Net income attributable to common shareholders	$77.2 (3)	$69.6 (5)	$339.0 (3)	$349.6	(4)(5)
Net income per share - Diluted	$1.07	$0.87	$4.54	$4.35

Non-GAAP (1)
Adjusted net income	$77.5	$99.4	$341.7	$363.0
Adjusted net income per share - Diluted	$1.07	$1.25	$4.57	$4.52

Return on equity (1)(2)	14.6%	17.7%	16.0%	16.7%

(1)	Refer to the "Use of Non-GAAP Financial Items" and "Non-GAAP Reconciliations of Adjusted Net Income" set forth below.

(2)	Refer to the "Calculation of Return on Equity" set forth below.

(3)	Net of dividends on preferred shares of $6.6 million for the three months ended December 31, 2019 and $13.6 million for the twelve months ended December 31, 2019.

(4)	Net income attributable to shareholders was increased by a one-time gain of $21.0 million on the sale of a building.

(5)	Net income attributable to shareholders was reduced by a $24.7 million tax expense related to the intra-entity transfer of assets.

Operating Performance
"Triton continued to generate solid results in the fourth quarter of 2019," commented Brian M. Sondey, Chairman and Chief Executive Officer of Triton. "We generated $77.5 million of Adjusted net income in the fourth quarter, or $1.07 per share, and we achieved an annualized return on equity of 14.6%. For the full year of 2019, we generated Adjusted net income of $341.7 million, or $4.57 per share, and achieved a return on equity of 16.0%."

"Triton achieved solid performance in 2019 despite facing increasingly challenging market conditions. Containerized trade growth was weaker than expected in 2019, reflecting soft global economic conditions and disruptions caused by the trade dispute between the United States and China. Low trade growth led to limited demand for new containers, lower prices for new containers and a reduction in market leasing rates. However, container supply remained generally well balanced due to reduced new container production, and our strong lease portfolio and unique operating capabilities helped us further mitigate the impacts of the challenging conditions. Our key operating metrics such as utilization, average lease rates and average used container sale prices held up well during the year, decreasing gradually, but remaining at generally high levels and supporting solid financial performance."

"Our investment in new containers was limited in 2019. We invested $242.5 million in new containers for delivery in 2019, well below our replacement level, leading to a 5.8% decrease in the net book value of revenue earning assets. However, we were able to redirect our strong cash flow to other high return investments. We repurchased 6.9 million shares of our common stock, representing 8.8% of the amount outstanding at the beginning of the year, and we repurchased all the third-party investor interests in a portfolio of our containers for values we believe are compelling. We also paid $2.08 per share in common dividends."

Outlook
Mr. Sondey continued, "The first quarter typically represents our weakest quarter of the year since it represents the depth of the slow season for dry containers, has the fewest number of days and is impacted by extra SG&A expenses. The first quarter of 2020 will also be negatively impacted by the decrease in our operating metrics during the fourth quarter of 2019, reduced lease rates relating to a lease extension transaction with a large customer, and extra costs of preferred dividends as we took advantage of attractive capital market conditions to issue preferred shares ahead of opportunities to deploy the additional equity capital. As a result, we expect our Adjusted net income per share will decrease from the fourth quarter of 2019 to the first quarter of 2020.”

"During December and January we started to see signs that market conditions were improving. Our customers have been hopeful that trade volumes will benefit from the agreement to ease the U.S. / China trade dispute, and we experienced more balanced pick-up and drop-off activity and a stabilization to our utilization. New container prices also increased in response to expectations for better trade growth and efforts by container manufacturers to better align shift capacity with lower production volumes, causing new 20' dry container prices to increase into the range of $2,000. It is too early to tell whether these positive trends will continue, but we remain very well positioned to take advantage of any improvement in supply / demand dynamics, especially as we move toward the traditional summer peak season."

"Like many others, we are paying close attention to developments relating to the novel coronavirus. First and foremost, we are focused on the health and safety of our employees. Despite the challenges presented by the current situation, we remain fully operational. At the same time, we expect the current slowdown in shipping activity in Asia to extend for at least the next month. Beyond then, the impact of the coronavirus outbreak on our business is unclear. Previous trade disruptions have had a mix of positive and negative impacts on container supply and demand. The balance of these effects will likely be driven by how long the disruptions last and whether economic disruptions spread to other countries."

Dividends
Triton's Board of Directors has approved and declared a $0.52 per share quarterly cash dividend on its issued and outstanding common shares, payable on March 27, 2020 to shareholders of record at the close of business on March 13, 2020.

Triton's Board of Directors has also approved a cash dividend of $0.53125 per share on its 8.50% Series A Preferred Shares (NYSE:TRTN PRA), a cash dividend of $0.50 per share on its 8.00% Series B Preferred Shares (NYSE:TRTN PRB), a cash dividend of $0.46 per share on its 7.375% Series C Preferred Shares (NYSE:TRTN PRC), and an initial cash dividend of $0.24349 per share on its 6.875% Series D Preferred Shares (NYSE: TRTN PRD), each payable on March 16, 2020 to holders of record at the close of business on March 9, 2020.

Share Repurchase Update
As of February 7, 2020, we have repurchased approximately 8.9 million common shares since the initial Board of Director authorization of share repurchases in August 2018 for a total of $281.6 million at an average price per-share of $31.78. As of February 7, 2020, the Company had a total of $80.2 million remaining under the current authorization.

Investors' Webcast
Triton will hold a Webcast at 8:30 a.m. (New York time) on Friday, February 14, 2020 to discuss its fourth quarter results. To listen by phone, please dial 1-877-418-5277 (domestic) or 1-412-717-9592 (international) approximately 15 minutes prior to the start time and reference the Triton International Limited conference call. To access the live Webcast please visit Triton's website at http://www.trtn.com. An archive of the Webcast will be available one hour after the live call.

About Triton International Limited
Triton International Limited is the world's largest lessor of intermodal freight containers. With a container fleet of 6.1 million twenty-foot equivalent units ("TEU"), Triton's global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Andrew Greenberg
Senior Vice President
Finance & Investor Relations
(914) 697-2900

Utilization and Fleet Information

Effective December 31, 2019, we revised our cost equivalent units ("CEU") factor to be more in line with the cost of new containers over the last several years. These new CEU factors are generally consistent with those published by the International Institute for Container Lessors ("IICL"). We use the CEU factors to measure the size and performance of our container fleet.

The change in CEU factors reduced the size of our fleet on a CEU basis by roughly 8% as of December 31, 2019 and the majority of this change was due to a reduction in the CEU factor for 40ft high cube refrigerated containers from 10.0 to 7.5. The utilization of our fleet on a CEU basis remained largely unchanged as the utilization of our refrigerated containers was in line with other container types. Fleet size and utilization information have been updated with these revised factors for all periods presented.

The following table summarizes the equipment fleet utilization for the periods indicated:

	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Average Utilization (1)	95.8%	96.7%	97.2%	97.7%
Ending Utilization (1)	95.4%	96.4%	97.1%	97.4%

(1)	Utilization is computed by dividing total units on lease (in CEU) by the total units in our fleet (in CEU), excluding new units not yet leased and off-hire units designated for sale.

The following table summarizes the equipment fleet as of December 31, 2019 and 2018 (in units, TEUs and CEUs):

	Equipment Fleet in Units		Equipment Fleet in TEU
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Dry	3,267,624	3,340,946	5,369,377	5,476,406
Refrigerated	225,520	228,778	435,148	440,781
Special	94,453	93,900	171,437	169,614
Tank	12,485	12,509	12,485	12,509
Chassis	24,515	24,832	45,154	45,787
Equipment leasing fleet	3,624,597	3,700,965	6,033,601	6,145,097
Equipment trading fleet	17,906	13,138	27,121	21,361
Total	3,642,503	3,714,103	6,060,722	6,166,458

	Equipment Fleet in CEU
	December 31, 2019	December 31, 2018
Operating Leases	6,434,434	6,532,172
Finance Leases	423,638	442,585
Equipment trading fleet	37,232	39,008
Total	6,895,304	7,013,765

Important Cautionary Information Regarding Forward-Looking Statements

Certain statements in this release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would" and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following: decreases in the demand for leased containers; decreases in market leasing rates for containers; difficulties in re-leasing containers after their initial fixed-term leases; our customers' decisions to buy rather than lease containers; our dependence on a limited number of customers for a substantial portion of our revenues; customer defaults; decreases in the selling prices of used containers; extensive competition in the container leasing industry; difficulties stemming from the international nature of our business; decreases in the demand for international trade; disruption to our operations resulting from the political and economic policies of the United States and other countries, particularly China, including but not limited to the impact of trade wars and tariffs; disruption to our operations from failures of, or attacks on, our information technology systems; disruption to our operations as a result of natural disasters; our compliance or failure to comply with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and corruption; our ability to obtain sufficient capital to support our growth; restrictions imposed by the terms of our debt agreements; changes in tax laws in, Bermuda, the United States and other countries and other risks and uncertainties, including those risk factors set forth in the section entitled "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission ("SEC"), on February 19, 2019, in any Form 10-Q filed or to be filed by Triton, and in other documents we file with the SEC from time to time.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere. Any forward-looking statements made herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Triton or its business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

-Financial Tables Follow-

TRITON INTERNATIONAL LIMITED
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2019	December 31, 2018
ASSETS:
Leasing equipment, net of accumulated depreciation of $2,933,886 and $2,533,446	$8,392,547	$8,923,451
Net investment in finance leases	413,342	478,065
Equipment held for sale	114,504	66,453
Revenue earning assets	8,920,393	9,467,969
Cash and cash equivalents	62,295	48,950
Restricted cash	106,677	110,589
Accounts receivable, net of allowances of $1,276 and $1,240	210,697	264,382
Goodwill	236,665	236,665
Lease intangibles, net of accumulated amortization of $242,301 and $205,532	56,156	92,925
Other assets	38,902	34,610
Fair value of derivative instruments	10,848	13,923
Total assets	$9,642,633	$10,270,013

LIABILITIES AND SHAREHOLDERS' EQUITY:
Equipment purchases payable	$24,685	$22,392
Fair value of derivative instruments	36,087	10,966
Accounts payable and other accrued expenses	116,782	99,885
Net deferred income tax liability	301,317	282,129
Debt, net of unamortized costs of $39,781 and $44,889	6,631,525	7,529,432
Total liabilities	7,110,396	7,944,804
Shareholders' equity:
Preferred shares, $0.01 par value, at liquidation preference	405,000	—
Common shares, $0.01 par value, 270,000,000 shares authorized, 80,979,833 and 80,843,472 shares issued, respectively	810	809
Undesignated shares, $0.01 par value, 13,800,000 and 30,000,000 shares authorized, respectively, no shares issued and outstanding	—	—
Treasury shares, at cost, 8,771,345 and 1,853,148 shares, respectively	(278,510)	(58,114)
Additional paid-in capital	902,725	896,811
Accumulated earnings	1,533,845	1,349,627
Accumulated other comprehensive income (loss)	(31,633)	14,563
Total shareholders' equity	2,532,237	2,203,696
Noncontrolling interests	—	121,513
Total equity	$2,532,237	$2,325,209
Total liabilities and equity	$9,642,633	$10,270,013

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Leasing revenues:
Operating leases	$321,626	$347,110	$1,307,218	$1,328,756
Finance leases	9,550	8,247	40,051	21,547
Total leasing revenues	331,176	355,357	1,347,269	1,350,303

Equipment trading revenues	17,160	26,273	83,993	83,039
Equipment trading expenses	(14,885)	(20,147)	(69,485)	(64,118)
Trading margin	2,275	6,126	14,508	18,921

Net gain on sale of leasing equipment	4,857	7,999	27,041	35,377
Net gain on sale of building	—	—	—	20,953

Operating expenses:
Depreciation and amortization	132,807	139,474	536,131	545,138
Direct operating expenses	23,718	15,594	79,074	48,326
Administrative expenses	19,196	19,712	75,867	80,033
Transaction and other costs (income)	—	116	—	88
Provision (reversal) for doubtful accounts	85	(782)	590	(231)
Total operating expenses	175,806	174,114	691,662	673,354
Operating income	162,502	195,368	697,156	752,200
Other expenses:
Interest and debt expense	72,989	86,104	316,170	322,731
Realized (gain) loss on derivative instruments, net	(325)	(724)	(2,237)	(2,072)
Unrealized (gain) loss on derivative instruments, net	350	1,405	3,107	430
Debt termination expense	115	4,239	2,543	6,090
Other (income) expense, net	(1,210)	(1,540)	(3,257)	(2,292)
Total other expenses	71,919	89,484	316,326	324,887
Income (loss) before income taxes	90,583	105,884	380,830	427,313
Income tax expense (benefit)	6,814	34,459	27,551	70,641
Net income (loss)	$83,769	$71,425	$353,279	$356,672
Less: income (loss) attributable to noncontrolling interest	—	1,868	592	7,117
Less: dividend on preferred shares	6,608	—	13,646	—
Net income (loss) attributable to common shareholders	$77,161	$69,557	$339,041	$349,555
Net income per common share—Basic	$1.07	$0.88	$4.57	$4.38
Net income per common share—Diluted	$1.07	$0.87	$4.54	$4.35
Cash dividends paid per common share	$0.52	$0.52	$2.08	$2.01
Weighted average number of common shares outstanding—Basic	71,834	79,056	74,190	79,782
Dilutive restricted shares	362	685	510	582
Weighted average number of common shares outstanding—Diluted	72,196	79,741	74,700	80,364

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2018
Cash flows from operating activities:
Net income (loss)	$353,279	$356,672
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	536,131	545,138
Amortization of deferred debt cost and other debt related amortization	12,806	15,005
Lease related amortization	41,926	70,275
Share-based compensation expense	8,963	9,030
Net (gain) loss on sale of leasing equipment	(27,041)	(35,377)
Net (gain) loss on sale of building	—	(20,953)
Unrealized (gain) loss on derivative instruments	3,107	430
Debt termination expense	2,543	6,090
Deferred income taxes	27,181	66,467
Changes in operating assets and liabilities:
Accounts receivable	54,171	(65,385)
Accounts payable and accrued expenses	3,963	(13,829)
Net equipment sold for resale activity	(3,837)	(2,341)
Cash received (paid) for settlement of interest rate swaps	(22,330)	187
Cash collections on finance lease receivables, net of income earned	73,429	64,372
Other assets	(2,385)	(1,559)
Net cash provided by (used in) operating activities	1,061,906	994,222
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(240,170)	(1,603,507)
Proceeds from sale of equipment, net of selling costs	217,296	163,256
Proceeds from the sale of building	—	27,630
Investment in joint venture	(760)	—
Other	(86)	(160)
Net cash provided by (used in) investing activities	(23,720)	(1,412,781)
Cash flows from financing activities:
Issuance of preferred shares, net of underwriting discount	392,242	—
Issuance of common shares, net of underwriting discount	—	—
Purchases of treasury shares	(222,236)	(56,274)
Redemption of common shares for withholding taxes	(5,666)	(1,385)
Debt issuance costs	(8,751)	(19,575)
Borrowings under debt facilities	1,697,200	4,043,637
Payments under debt facilities and finance lease obligations	(2,608,960)	(3,435,041)
Dividends paid on preferred shares	(12,323)	—
Dividends paid on common shares	(153,861)	(160,289)
Distributions to noncontrolling interests	(2,078)	(19,146)
Purchase of noncontrolling interests	(103,039)	—
Other	(1,281)	—
Net cash provided by (used in) financing activities	(1,028,753)	351,927
Net increase (decrease) in cash, cash equivalents and restricted cash	$9,433	$(66,632)
Cash, cash equivalents and restricted cash, beginning of period	159,539	226,171
Cash, cash equivalents and restricted cash, end of period	$168,972	$159,539
Supplemental disclosures:
Interest paid	$306,827	$308,827
Income taxes paid (refunded)	$(895)	$4,484
Right-of-use asset for leased property	$7,616	$—
Supplemental non-cash investing activities:
Equipment purchases payable	$24,685	$22,392

Use of Non-GAAP Financial Items

We use the terms "Adjusted net income" and return on equity throughout this press release.

Adjusted net income and return on equity are not items presented in accordance with U.S. GAAP and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income.

Adjusted net income is adjusted for certain items management believes are not representative of our operating performance. Adjusted net income is defined as net income attributable to common shareholders excluding debt termination expenses net of tax, unrealized gains and losses on derivative instruments net of tax, transaction and other costs net of tax, gain on sale of building net of tax, tax benefit from vesting of restricted shares, foreign income tax adjustments, and tax adjustments related to the intra-entity transfer.

We believe that Adjusted net income is useful to an investor in evaluating our operating performance because this item:

•	is widely used by securities analysts and investors to measure a company's operating performance;

•
helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•
is used by our management for various purposes, including as measures of operating performance and liquidity, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided a reconciliation of net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to Adjusted net income in the table below for the three and twelve months ended December 31, 2019 and December 31, 2018.

Additionally, the calculation for return on equity is adjusted annualized earnings divided by average shareholders' equity. Management utilizes return on equity in evaluating how much profit the Company generates on the shareholders' equity in the Company and believes it is useful for comparing the profitability of companies in the same industry.

TRITON INTERNATIONAL LIMITED Non-GAAP Reconciliations of Adjusted Net Income (In thousands, except per share amounts)

	Three Months Ended,		Twelve Months Ended,
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss) attributable to common shareholders	$77,161	$69,557	$339,041	$349,555
Add (subtract):
Unrealized (gain) loss on derivative instruments, net	342	1,250	3,063	384
Debt termination expense	93	3,800	2,105	5,444
Transaction and other costs (income)	—	104	—	79
Foreign income tax adjustment	—	—	(517)	(881)
Gain on Sale of Building	—	—	—	(16,316)
Tax benefit from vesting of restricted shares	(65)	—	(2,037)	—
Tax adjustments related to intra-entity asset transfer	—	24,728	—	24,728
Adjusted net income	$77,531	$99,439	$341,655	$362,993
Adjusted net income per share - Diluted	$1.07	$1.25	$4.57	$4.52
Weighted average number of common shares outstanding—Diluted	72,196	79,741	74,700	80,364

Tax adjustments related to intra-entity asset transfer
The primary driver leading to the difference between net income (loss) attributable to shareholders and Adjusted net income in the fourth quarter of 2018 was a one-time increase in GAAP taxes resulting from internal transfers of approximately $600.0 million of containers. These transfers were structured as taxable sales between Triton entities, and led to an increase in taxable income for Triton's U.S. entities. Triton was able to utilize a portion of its accumulated net operating losses to offset the taxable income generated by the sales, and Triton's U.S. cash taxes remained minimal in the fourth quarter of 2018. However, Triton was required to accrue taxes on the sales for GAAP purposes because the containers were sold for a value in excess of their net book value when adjusted for purchase accounting. These taxes were excluded from the calculation of Adjusted net income in the fourth quarter of 2018, and we expect the transfer to result in reduced GAAP tax accruals in future periods.

TRITON INTERNATIONAL LIMITED Calculation of Return on Equity (In thousands)

	Three Months Ended,		Twelve Months Ended,
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Adjusted net income	$77,531	$99,439	$341,655	$362,993
Annualized Adjusted net income (1)	307,596	394,513	341,655	362,993

Average Shareholders' equity (2)	$2,102,608	$2,230,590	$2,136,109	$2,174,714

Return on equity	14.6%	17.7%	16.0%	16.7%

(1)	Annualized Adjusted net income was calculated based on calendar days per quarter.

(2)
Average Shareholders' equity was calculated using the quarter's beginning and ending Shareholder's equity for the three-month ended periods, and the ending Shareholder's equity from each quarter in the current year and December 31 of the previous year for the twelve-month ended periods.